Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 6, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Xzeres Wind Corp.
Wilsonville, Oregon

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Xzeres Wind Corp. of our report dated March 23, 2010, relating to the financial statements of Xzeres Wind Corp. as of and for the years ending February 28, 2010 and 2009 and for the period from October 3, 2008 (inception) to February 28, 2010, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC